AURORA LOAN SERVICES
A Lehman Brothers Company

Via UPS

February 23, 2006

Cindy Reis, First Vice President
Asset-Backed Securities Trust Services Group
LaSalle Bank National Association
135 S LaSalle Street, Suite 1625
Chicago, IL 60603

RE:	LMT 2005-3
Annual Officer’s Certificate as to Compliance

Dear Ms. Reis:

The undersigned Officer certifies the following for the period ending on December 31, 2005:

1.
I have reviewed the activities and performance of the Master Servicer during the preceding calendar year under the terms of the Trust Agreement and to the best of this Officer’s knowledge, the Master Servicer has fulfilled all of its duties, responsibilities or obligations under the Agreements;

2.
Based on said review and to the best of this Officer’s knowledge, the Master Servicer is not in default of its obligations under the terms of the Trust Agreement in any material respect, or, if there is a default in the fulfillment of its obligations, a description of each default or failure and the nature and status thereof has been reported to this Officer;

3.
To the best of this Officer’s knowledge, nothing has arose to lead this Officer to believe that its Servicer has failed to perform any of its duties, responsibilities and obligations under its Servicing Agreement during the preceding calendar year;

4.
To the best of this Officer’s knowledge, the Servicer is not in default of its obligations under the terms of its Servicing Agreement in any material respect, or, if there is a default in the fulfillment of its obligations, a description of each default or failure and the nature and status thereof has been reported to this Officer;

5.
Since there was no financial activity for this transaction during the period ending December 31, 2005 the Master Servicer has not received from the Servicer any annual certificates of compliance or annual audit report, and in each case such certificates are not required to be provided for such time period.

Certified By:

/s/ R. Peter Karr
R. Peter Karr
Senior Vice President
Master Servicing Division